Exhibit 99.1

NEWS RELEASE

Gulfport Energy Corporation	FOR IMMEDIATE RELEASE
14313 North May Avenue, Suite 100
Oklahoma City, OK 73134
Phone: (405) 848-8807
Fax: (405) 848-8816

For Further Information
Contact: James D. Palm
(405) 848-8807 – Ext. 106

Gulfport Energy Corporation Announces the Appointment of Chief Executive Officer

OKLAHOMA CITY, OKLAHOMA – December 5, 2005 – Gulfport Energy Corporation (Symbol: GPOR.OB) announced today that James D. (Jim) Palm joined Gulfport, effective December 1, 2005, as Chief Executive Officer, a position previously held by Mr. Mike Liddell. Mr. Liddell will continue to serve as Chairman of the Board and a Director of Gulfport.

Mr. Palm received a B.S. in Mechanical Engineering in 1968 and a Masters of Business Administration in 1971, both from Oklahoma State University. Following three years of service as a Naval Officer, Mr. Palm worked from 1971 through 1973 at the corporate headquarters of Gulf Oil Corporation in Pittsburg, Pennsylvania. Mr. Palm then returned to Oklahoma, where he worked at McAlester Fuel Company in McAlester, Oklahoma from 1973 through 1976. From 1977 through 1984 and again from 1986 through 1995, Mr. Palm worked for Ricks Exploration Company in Oklahoma City, Oklahoma, where he began his career as a Manager of Operations and was later promoted to Vice President of Operations and then to Vice President of Exploration and Operations. In 1995, Mr. Palm founded Crescent Exploration, L.L.C., an independent oil and gas company operating in Oklahoma and the Texas panhandle. Mr. Palm currently serves as a member of the Industry Advisory Committee of the Oklahoma Corporation Commission. Mr. Palm is a past President of the Oklahoma Independent Petroleum Association and also previously served as Chairman of the Oklahoma Energy Resources Board.

Gulfport is an independent oil and gas exploration and production company with its principal properties located in the Louisiana Gulf Coast area. The Company seeks to achieve reserve growth and increased cash flow from operations through low risk development activities on its existing properties and other acquisition opportunities.

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